Exhibit 4.1

Share Certificate

Certificate Number	Number of Shares

YUKAI Health Group Limited

Incorporated in the Cayman Islands under the Companies Law (as Revised)

Authorized Share Capital is US$50,000.00 divided into 100,000,000 Shares of a par value of US$0.0005 each.

This certifies that [Name] of [Address] is the registered holder of [Number] Ordinary Shares fully paid and non-assessable, subject to the Amended and Restated Memorandum and Articles of Association of the Company.

GIVEN under the Common Seal of the said Company this [date].

The Common Seal of the Company was hereunto affixed.

Director